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                                                               Exhibit 99.(p)(4)

                            [WESTCAP INVESTORS LOGO]


                                 CODE OF ETHICS
                                  NOVEMBER 2003

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I.   MATERIAL NON-PUBLIC INFORMATION AND PERSONAL SECURITIES TRANSACTIONS (THIS
MATERIAL IS ALSO CONTAINED IN THE WESTCAP EMPLOYEE HANDBOOK AND THE WESTCAP TRADING HANDBOOK)

                  1.   1. BACKGROUND

         a.    General

     Westcap is committed to the highest standards of ethics, as well as to full compliance with applicable law. This Code of Ethics is predicated on the principle that Westcap owes a fiduciary duty to its clients. Accordingly, Westcap's employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. A critical component of Westcap's fiduciary duty is to avoid potential conflicts of interest. Accordingly, all employees must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of clients. A conflict of interest can arise even if there is no financial loss to Westcap's clients and regardless of the employee's motivation. This section implements that commitment with respect to "inside information" and personal securities transactions.

         At all times, Westcap must:

         - PLACE CLIENT INTERESTS AHEAD OF WESTCAP'S - As a fiduciary, Westcap must serve in its clients' best interests. In other words, Westcap or its employees may not benefit at the expense of clients. This concept is particularly relevant when employees are making personal investments in securities traded for accounts of clients.

         - ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH WESTCAP'S CODE OF ETHICS - Employees must review and abide by the Personal Security Transaction and Insider Trading Policies outlined in this Code.

         - AVOID TAKING ADVANTAGE OF YOUR POSITION - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Westcap, or on behalf of a client.

     The Code contains a number of "rules" and procedures relating to personal trading by officers, directors, employees and their families. It is each employee's responsibility to become familiar with the Code and to abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment.

     As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise. Consequently, employees are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, employees must conduct their personal trading

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     activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. Westcap reserves the right, when it deems necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code.

     Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Westcap reserves the right to modify any or all of the policies and procedures set forth in the Code. Should Westcap revise the Code, the employees will receive written notification from the Compliance Officer. It is each employee's responsibility to become familiar with any changes in the Code. Any questions with respect to Westcap's Code of Ethics should be directed to Mr. Geoffrey Edelstein.

         b.    Inside Information

     The professionals and staff of Westcap occasionally come into possession of material, non-public information (sometimes called "inside information").

             i. Trading on information is not a basis for liability unless the information is material. Information generally is considered "material" if:

                   - there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or

                   - the information is reasonably certain to have a substantial effect on the price of a company's securities.

                   Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates not previously disseminated, material changes in previously-released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                   Material information does not have to relate to a company's business. For example, in CARPENTER V. UNITED STATES, 484 U.S. 19 (1987), the U.S. Supreme Court considered material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the newspaper and whether or not those reports would be favorable.

             ii. Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall

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                   Street Journal, on Bloomberg or in other publications of
                   general circulation ordinarily would be considered public. Further, in certain circumstances, information disseminated to certain segments of the investment community may be deemed "public". For example, research communicated through institutional information dissemination services such as First Call. (However, the fact that research has been disseminated through such a service does not automatically mean that it is public.) The amount of time since the information was first disseminated ordinarily is a factor regarding whether the information is considered public.

     Various state and federal laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of such information. The violation of those duties could subject both Westcap and the individuals involved to serious civil and criminal penalties and the resulting damage to reputation. Moreover, within an organization or affiliated group of organizations, courts may attribute one employee's knowledge of inside information to any other employee or group that later trade in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Westcap personnel other than those with actual knowledge of inside information could inadvertently subject Westcap to liability. A person can be subject to some or all of the penalties listed below, even if he or she does not personally benefit from the violation. Penalties may include:

              -   Jail sentences
              -   Civil injunctions
              -   Civil treble damages
              -   Disgorgement of profits
              -   Criminal fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
              -   Fines for the  employer or other  controlling  person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

     In addition, investment advisers and broker-dealers may be subject to substantial monetary penalties for a failure to supervise, if their personnel engage in insider trading. In connection with this violation, the SEC or other regulatory authority must establish that the firm either:

              - "knew or recklessly disregarded" evidence that an officer, employee or other "controlled person" was likely to engage in insider trading and failed to take appropriate steps to prevent it; or

              - knowingly or recklessly failed to establish written policies and procedures designed to prevent insider trading, and such failures substantially contributed to or permitted the occurrence of the violation.

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     In this regard, Section 204A of the Advisers Act requires investment advisers to (a) establish, and (b) enforce written supervisory procedures "reasonably designed" (taking into account the nature of the investment adviser's business) to prevent trading on material nonpublic information by the adviser and its employees. Unless both (a) and (b) are complied with, the adviser may be subject to monetary penalties.

     Thus, in addition to any of the penalties noted above, any violation of these policies or procedures should be expected to result in serious sanctions by Westcap, which may include: censure, suspension without pay, and termination of employment.

         c.    Personal Securities Transactions

     Laws and ethical standards also impose on access persons of Westcap (as defined below) a duty to avoid conflicts of interest between personal investment transactions and transactions in the portfolios under management. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. The following reduce the possibilities for such conflicts and appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

                  2.   2. DEFINITIONS

     The following terms are defined for purposes of Section VII:

         a. "Access Person" means any director, officer, trustee, or managing member of Westcap, regardless of whether such person is involved in the investment decision making process on behalf of any client. Access Person shall also include any employee of Westcap who in connection with his or her regular functions or duties makes or participates in the purchase or sale of an investment or security for a Fund client, including any Portfolio Manager (as defined below).

         b. "Advisory Person" means (1) any employee of Westcap (or of any company in a control relationship to Westcap) whose regular functions or duties are not related to a Fund client, but makes, participates in, or obtains information regarding the purchase or sale of a security (as defined in this Code) for other clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
     (2) any natural person in a control relationship to Westcap who obtains information concerning recommendations made with regard to the purchase or sale of a security on behalf of clients other than a Fund. The term Advisory Person is synonymous with the definition of "advisory representative" under Rule 204-2(a)(12) under the Investment Advisers Act of 1940 ("Advisers Act"). A person is not an Advisory Person (or an Access Person) simply by virtue of the following:

            i. Normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

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            ii.   A single instance of obtaining knowledge of current
                  recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

         c. "Approving Officers" means the officers designated from time to time by Mr. Glenn Weirick to approve personal securities transactions.

         d. "Beneficial Interest" in a security includes any direct or indirect interests that gives the holder the power to vote, dispose of or direct the voting or disposition of the security. A person may have a Beneficial Interest in (i) securities the person has the right to acquire (through exercise of an option, conversion right or warrant), (ii) securities held by a trust of which the person is a fiduciary or a beneficiary, (iii) securities directly or indirectly held by, or for the account of, a spouse, minor children and relatives who share the same residence, and (iv) securities held by, or for the account of, another person if a contractual or other arrangement gives ownership-like benefits to the person subject to this Statement of Policy.

         e. "Compliance Officer" means Geoffrey Edelstein, who has been appointed to oversee the implementation of the Inside Information aspects of this Statement of Policy.

         f. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 ("Company Act"). Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company.

         g. "Fund" means the Prudential Strategic Partners or Prudential Target Portfolio Trust or any other Investment Company registered under the Investment Company Act of 1940 that is advised or sub-advised by Westcap.

         h. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

         i. "Inside Information" means information that has not been disclosed to the public and that would be important to a reasonable investor in deciding whether to buy, sell, or hold a security including with out limitation, the information described in Section 1(b)(i).

         j. "Non-Covered Security" means those securities not included in the definition of a Security, such as: (a) direct obligations of the Government of the United States; (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (c) shares of registered open-end investment companies (i.e., mutual funds or exchange-traded funds), or (d) such other securities as may be excepted under the provisions of Rule 17j-1 of the Company Act.

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         k.    "Portfolio Manager" means an employee of Westcap who is primarily responsible for the day-to-day management of the Fund's portfolio.

         l. "Security" or "Covered Security" means any type of investment normally handled by stockbrokers, including traded options, but does not include commodity contracts or direct obligations of the U.S. Government.

                  3.   3. PROCEDURES

         a.    INSIDE INFORMATION

           i.)    Evaluation of Information

     Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

               (a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

               (b) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation?

     When someone at Westcap receives oral or written information that he or she believes may constitute Inside Information as determined above, he or she will immediately refer the matter to the Compliance Officer and will not disclose the information to anyone else within or outside Westcap. The Compliance Officer will, with the assistance of counsel as required, determine whether the information is in fact material, non-public and of a nature requiring restrictions on use and dissemination. If it is not, no restrictions will be imposed.

           ii.)   Handling of Inside Information

     If the information is judged by the Compliance Officer to require restrictions on its use and dissemination, he shall immediately place the affected security on the restricted trading list.

           iii.)  Personal Transactions

     A person in possession of Inside Information may not purchase or sell, directly or indirectly, the affected Securities for his or her own account, or for any other account in which he or she has a direct or indirect Beneficial Interest until the information ceases to be material and non-public.

           iv.)   Lifting Restrictions

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     Once the Inside Information becomes public, or is judged to be no longer material, the Compliance Officer may lift the trading and information restrictions.

           v.)    Questions

     Questions concerning the Inside Information aspects of this Statement of Policy should be referred to the Compliance Officer.

         b.    PERSONAL SECURITIES TRANSACTIONS

           i.)    Restrictions

     No officer, employee or member may purchase or sell, directly or indirectly, for his or her own account or any account in which he or she may have a Beneficial Interest:

               (a) Any security that, to his or her actual knowledge, Westcap is buying or selling for its customers, until one day after such buying or selling is completed or canceled, or

               (b) Any security that, to his or her actual knowledge, is under active consideration for purchase or sale by Westcap for its customers, whether through written or oral investment recommendations.

     In addition, no officer, employee or member may purchase or sell directly or indirectly, for his or her own account or any account in which he or she may have a Beneficial Interest, any security that is subject to a firm-wide restriction. Compliance Officer may authorize exceptions to this policy pursuant to Section V below.

           ii.)   Public Offerings

    In order to avoid being accused of using Westcap's position as a major securities institution in order to enhance personal portfolios, no officer, employee or member may purchase any equity or equity-related Securities offered in an initial public offering.

           iii.)  Limited Offerings

     No Access Person shall acquire, directly or indirectly, a Beneficial Interest in any security in a Limited Offering or private placement without first obtaining the prior written approval of the Compliance Officer, which Compliance Officer: (a) has been provided by such person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person's activities on behalf of any Westcap clients and whether or not the opportunity is being offered to the individual by virtue of his or her position with Westcap or any Westcap client, and (b) has concluded, after consultation with the Portfolio Manager(s) of the Fund clients or other appropriate Westcap

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     Officers (who have no personal interest in the issuer involved in the private placement), that the Fund clients have no foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions must be kept as required in Section b(xi)(f) of this Code.

     Limited Offerings include, but may not be limited to; private placement offerings that are exempt from registrations under section 4(6) of the Securities Act or under Regulation D, as well as offerings that are not public under section 4(2) of the Securities Act, Rule 144A, and investment companies or hedge funds exempt under section 3(c)-1 or 7 of the IC Act.

           iv.)   Pre-Clearance

     All personal transactions of officers, employees and members of Westcap must be approved in advance, unless stated otherwise, by an Approving Officer which shall be effective on the date granted. If the transaction is not executed on that date, approval must again be granted on the date the officer or employee wishes to transact. Of course, no officer or member may approve his own personal transaction but must obtain approval from another Approving Officer. The Compliance Officer will retain a written record of the approval.

           v.)    Approvals

     The Approving Officer will normally approve transactions where (a) Westcap is neither buying or selling nor considering for purchase or sale the securities involved in the proposed personal transaction, (b) the securities involved are not subject to a firm wide restriction, and (c) the personal securities transactions of designated persons do not involve short term trading (purchasing and selling the same securities within 30 days) of securities that are held by clients of Westcap over which Westcap has discretion. Under appropriate circumstances, the Compliance Officer may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for Westcap customers, where the personal transaction would be very unlikely to affect a highly institutional market, where the Westcap officer or employee is not in possession of Inside Information, or for other reasons sufficient to satisfy the Approving Officer that the transaction does not represent a conflict of interest, involve the misuse of Inside Information or convey the appearance of impropriety.

           vi.)   Minimum Holding Period

     In order to avoid the appearance of a conflict of interest, officers, employees or members who purchase securities which are held in Westcap client accounts must hold such securities for a minimum of 30 days prior to sale.

           vii.)  Exemptions

     Securities and transactions which are exempted from reporting and pre-clearance are:

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                (a) Personal purchases or sales where the Westcap officer, employee or member has no direct or indirect influence or control, or transactions that is non-volitional on the part of the reporting person.

                (b) Purchases that are part of an automatic dividend reinvestment plan.

                (c) Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                (d) U.S. Government Securities, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements).

                (e) Open-end mutual fund shares or exchange traded funds (including money market funds) other than mutual funds that Westcap advises or sub-advises.

     Personal transactions that do not require pre-clearance but are required to be reported are:

                (a) Any equity securities transactions of 500 shares or less, if the issuer has a market capitalization greater than $1 billion.

                (b) Any fixed income transactions of face value of $100,000 or less.

                (c) Open-end mutual fund transactions in mutual funds that Westcap advises or sub-advises.

           viii.) Reports

                  (a)  Initial Holdings Reports

     All officers, employees and members must report to the Compliance Officer no later than ten (10) days after commencement of employment with Westcap, the following information: (a) the title, number of shares and principal amount of each Covered Security in which the individual has any direct or indirect Beneficial Interest; (b) the name of any broker, dealer or bank with whom the individual maintained an account in which ANY securities, including Non-Covered Securities, held for the direct or indirect benefit of the individual; and (c) the date the report is submitted by the individual. (See Attachment A)

                  (b)  Quarterly Reports

     All personal transactions (other than those exempted by paragraph (vi)
     (a)-(e) above) of officers, employees and members must be reported quarterly to the Compliance Officer no later than ten (10) days after the end of the most recent calendar quarter in which a

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     transaction was effected. (See Attachment B) No such periodic report needs to be made if information contained in duplicate broker trade confirmations or account statements of the individual is received by the Compliance Officer no later than ten (10) days after the end of each calendar quarter and/or if Westcap maintains all of an individual's personal trading information in other of its required books and records (i.e., securities transaction journal).

     The quarterly transaction reports shall contain at least the following information for each transaction in a Covered Security in which the officer, employee or member had any direct or indirect beneficial ownership: (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (b) the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition); (c) the price of the Covered Security at which the transaction was effected;
     (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. All officers, employees and members shall be reminded that they must also report transactions by members of their immediate family including spouse, children and other members of the household in accounts over which the officer, employee or member has direct or indirect influence or control.

     From time to time, Westcap may designate a third party to review its personal trading as well. The third party will compare Westcap personal trades with its internal policy, as well as look for potential conflicts between personal trading and client trading. A memorandum detailing all trades that appear to raise regulatory concerns as determined by the third party shall be maintained by Westcap.

                  (c)  New Account Report

     The form provided in Attachment C shall be completed by all officers, employees and members when applicable, to disclose the name of any new account established by the individual during the quarter in which any securities, including Covered Securities, were held for the direct or indirect benefit of the individual and include: (a) the name of the broker, dealer or bank with whom the individual established the account; (b) the date the account was established; and (c) the date that the report is submitted by the individual.

                  (d)  Annual Holdings Report

     On an annual basis, all officers, employees and members shall report the following information in the form provided in Attachment D (which information must be current as of a date no more than 30 days before the report is submitted): (a) the title, number of shares and principal amount of each Covered Security in which the individual had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the individual maintains an account in which any securities are held for the direct or indirect benefit of the individual; and (c) the date that the report is submitted. No such periodic report needs to be made if the account statements of the officer, employee or member contains all the required information as stated above and is received by the Compliance Officer no later than ten (10) days after the end of each calendar year.

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           ix.)   Notification of Reporting Obligation

     The Compliance Officer shall notify each officer, employee and member of Westcap who may be required to make reports pursuant to this Code, that such person is subject to reporting requirements and shall deliver a copy of this Code to each such person. The Compliance Officer shall annually obtain written assurances in the form attached hereto as Attachment E (or similar form) from each individual that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements. The annual certification shall be filed with the Compliance Officer within ten (10) days after calendar year end.

           x.)    Review of Reports

     The reports set forth above will be reviewed thoroughly by the Compliance Officer in order to detect conflict of interest and abusive practices. If the Compliance Officer determines that a violation of the Code may have occurred, before making a final determination that a material violation has been committed by an individual, the Compliance Officer may give such person an opportunity to supply additional information regarding the matter in question. If material violations of this Personal Securities Transactions policy are then determined, immediate action will be taken and could result in dismissal and such will be reported to the Board of Directors of any mutual fund which Westcap advises.

     The effectiveness of this policy depends primarily upon the judgment and integrity of the members of Westcap, rather than upon any set of written rules and policies. Further, no one can hope to anticipate every circumstance which could give rise to a possible conflict of interest. Westcap believes that the above guidelines and rules will provide a reference which will be useful to officers and employees in formulating and carrying out their own personal investment policies. Any apparent conflict of interest not covered herein should be reviewed with Compliance Officer.

           xi.)   Record Retention

     Westcap shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or the Fund's Board.

               (a) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

               (b) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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               (c) A copy of each report made pursuant to this Code by an Access
     Person or Advisory Person, including any information provided in lieu of reports, shall be preserved by Westcap for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

               (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

               (e) A copy of each report under Section xii. of this Code to the Fund's Board shall be preserved by Westcap for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place; and

               (f) Westcap shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition, directly or indirectly, by Access Persons of securities in a limited offering for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

               (g) Any other information as may be required by Rule 17j-1(f) of the Company Act.

           ix.)   Enforcement

               (a) If any violation of this Code is determined to have occurred, the Compliance Officer may impose sanctions and take such other actions as he deems appropriate, including, among other things, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s) or given to a charity, as the Compliance Officer shall determine is appropriate.

               (b) If the Compliance Officer determines that a material violation of this Code has occurred, he shall promptly report the violation and any enforcement action taken to Westcap's management and the Fund's Board.

               (c) No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.

           ix.)   Reporting to Board of Directors

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     At least annually, Westcap shall furnish to the Fund's Board a written report that: (a) describes any issues arising under the Code or procedures since the last report to the Fund's Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (b) certifies in the form provided in Attachment F that Westcap has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

                                  ATTACHMENT A
                             INITIAL HOLDINGS REPORT

As of the below date, I held the following positions in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Westcap's Code of Ethics.

   ACCOUNT                                                    PRINCIPAL
    NAME**                SECURITY          CUSTODIAN           AMOUNT         SHARES






** Please note that ALL accounts must be listed (including Non-Covered Securities).

This report is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:                       Signature:
       -------------                     ---------------------------------------

                            Print Name:
                                         ---------------------------------------

                                  ATTACHMENT B

                     QUARTERLY SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended: __________________________________
                                    (month/day/year)

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Westcap's Code of Ethics.

                                                    PRINCIPAL
        SECURITY           DATE        SHARES         AMOUNT        BUY/SELL          PRICE          CUSTODIAN






** Please note that ALL accounts must be listed (including Non-Covered Securities).

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:                            Signature:
       -------------                          ----------------------------------

                                 Print Name:
                                              ----------------------------------

                                  ATTACHMENT C
                               NEW ACCOUNT REPORT

For the Calendar Quarter Ended: __________________________________
                                   (month/day/year)

During the quarter referred to above, the following accounts were established to hold securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Westcap's Code of Ethics.

    BROKER, DEALER OR BANK
    WITH WHOM ACCOUNT WAS          DATE ACCOUNT WAS
         ESTABLISHED                  ESTABLISHED






** Please note that ALL accounts must be listed (including Non-Covered Securities).

Date:                             Signature:
       -------------                            --------------------------------

                                  Print Name:
                                                --------------------------------

                                  ATTACHMENT D
                             ANNUAL HOLDINGS REPORT

As of December 31, ________, I held the following positions in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Westcap's Code of Ethics.

      ACCOUNT                                                      PRINCIPAL       NO. OF
       NAME**             SECURITY             CUSTODIAN             AMOUNT        SHARES






** Please note that ALL accounts must be listed (including Non-Covered Securities).

This report is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:                           Signature:
       -------------                         -----------------------------------

                                Print Name:
                                             -----------------------------------

                                  ATTACHMENT E
                       ANNUAL CERTIFICATION OF COMPLIANCE

I have read and understand the Code of Ethics, recognize that it applies to me and agree to comply in all respects with the procedures described therein. I acknowledge that the attached Code was distributed to me on _______________, 2003.

Furthermore, I certify hereby that I have complied with the requirements of the Code in effect during the preceding year (except to the extent that I may have been specifically notified by Westcap that I have not complied with certain of such requirements) and that I will continue to do so during the course of my employment and association with Westcap. I agree to promptly report to the Compliance Officer any violation or possible violation of the Code of which I become aware.

I understand that a violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:                            Signature:
       --------------                         ----------------------------------

                                 Print Name:
                                              ----------------------------------

                                    EXHIBIT F
                 ANNUAL CERTIFICATION OF WESTCAP INVESTORS, LLC

The undersigned hereby certifies on behalf of Westcap Investors, LLC ("Westcap") to the Board of Directors of (NAME OF FUND) pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940, and pursuant to section xii of Westcap's Code of Ethics, that Westcap has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Date:                            Signature:
       --------------                         ----------------------------------

                                 Print Name:
                                              ----------------------------------
                                                      (Compliance Officer)